UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT

TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

R. R. DONNELLEY & SONS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	36-1004130
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

35 West Wacker Drive, Chicago, Illinois	60601
(Address of principal executive office)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	The New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This registration statement on Form 8-A is being filed by R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) in connection with the Company’s transfer of its listing of Common Stock, par value $0.01 per share (the “Common Stock”), from the NASDAQ Global Select Market (the “NASDAQ”) to the New York Stock Exchange (the “NYSE”). Upon the commencement of trading of the Common Stock on the NYSE, the Company will voluntarily withdraw the Common Stock from listing on the NASDAQ.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The Company hereby incorporates by reference herein the description of its Common Stock, par value $0.01 per share, to be registered hereunder, set forth under the heading “Description of Registrant’s Securities to Be Registered” in the Company’s registration statement on Form 8-A (File No. 001-04694) (filed with the Commission on June 5, 1996, as amended on August 4, 2009), including any subsequent amendment or report filed for the purpose of updating such description, with the following modifications: On May 31, 2016, the Company amended its Certificate of Incorporation to change the par value of the Common Stock from $1.25 per share to $0.01 per share.

Item 2.	Exhibits.

1.	The description of the common stock contained in the registration statement on Form 8-A filed with the Commission on June 5, 1996, as amended on August 4, 2009 (File No. 001-04694) is incorporated by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: August 12, 2016	By:	/s/ Suzanne S. Bettman
	Name:	Suzanne S. Bettman
	Title:	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer